Exhibit 99.1

Front Yard Residential Enters Definitive Agreement to be Acquired by Amherst

Residential for $12.50 Per Share in Cash

Transaction Valued at Approximately $2.3 Billion

AUSTIN, Texas and CHRISTIANSTED, U.S. Virgin Islands – February 18, 2020 – Amherst Residential, LLC (“Amherst Residential”), a privately-owned, vertically-integrated real estate firm, and Front Yard Residential Corporation (“Front Yard” or the “Company”) (NYSE: RESI), two industry leading providers of high-quality and affordable rental homes, announced today that the companies have entered into a definitive merger agreement, whereby Amherst Residential will acquire Front Yard in a transaction valued at approximately $2.3 billion, including debt to be assumed or refinanced.

Under the terms of the agreement, Front Yard shareholders will receive $12.50 in cash per share. The per share purchase price represents a premium of approximately 14.2% over the per share closing price of Front Yard’s common stock on May 20, 2019, the day prior to the public announcement of Front Yard’s decision to initiate a formal process to explore strategic alternatives.

“This transaction meaningfully advances our effort to improve the experience of residents and investors in single-family rental properties,” said Sean Dobson, Chief Executive Officer and Chairman of the Board, Amherst Holdings, LLC. “With our expanded scale, additional team members in local markets and the collective experience of both teams, we believe this combination provides a powerful platform that is well positioned to serve the broad constituency focused on affordable, safe, attractive housing.”

“We are excited to join forces with Amherst in a transaction that we believe is in the best interests of our shareholders, employees and residents,” said George Ellison, Front Yard’s Chief Executive Officer. “The transaction will deliver the certainty of immediate cash to our shareholders at a premium, and I am confident our platform and residents will benefit from being part of a larger, vertically-integrated organization. We look forward to completing this transaction and ensuring a seamless transition.”

“This strategic acquisition grows our ability to optimize the ownership and utilization of U.S. single-family real estate. By combining with Front Yard, our increased scale will allow us to further enhance the services we provide to both individual consumers as well as our investment partners,” said Drew Flahive, President of Amherst Residential. “We know the Front Yard team well and are pleased to welcome them as we continue to execute our differentiated single-family real estate strategies.”

“After a thorough strategic review process, we have decided to enter into this agreement with Amherst, which we believe maximizes value for our shareholders,” said Rochelle R. Dobbs, Front Yard’s Chairwoman of the Board of Directors. “Amherst is a leader in the industry and a natural, strategic fit with Front Yard.”

Amherst Residential is a subsidiary of Amherst Holdings, a data-driven real estate investment firm with strategies across the residential and commercial real estate capital markets. The firm delivers a full suite of products and services to both individual and institutional owners of single-family real estate. This transaction will expand Amherst Residential’s nationwide SFR portfolio to more than 36,000 homes. At closing, Amherst Residential affiliates and subsidiaries will acquire Front Yard’s operating platform and assets, including approximately 15,000 SFR homes, currently managed by Front Yard’s operator, HavenBrook Homes. Beginning at closing, HavenBrook Homes’ operations will be integrated with Main Street Renewal LLC, Amherst Residential’s in-house operating company and the collective organization will retain the Main Street Renewal brand.

Approvals and Timing

The transaction is expected to close in the second quarter of 2020, subject to the approval of the holders of a majority of Front Yard’s outstanding shares and the satisfaction of customary closing conditions.

The Front Yard Board of Directors has unanimously approved the merger agreement and intends to recommend that Front Yard shareholders vote in favor of it at a Special Meeting of Stockholders, to be scheduled as soon as practicable. As part of the transaction, shareholders representing approximately 18% of Front Yard’s voting stock have agreed to vote in favor of the transaction.

Advisors

Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC are serving as financial advisors to Amherst Residential and Gibson, Dunn & Crutcher LLP is serving as Amherst Residential’s legal counsel.

Deutsche Bank Securities Inc. is serving as financial advisor to Front Yard and Weil, Gotshal & Manges LLP is serving as Front Yard’s legal counsel.

About Amherst Residential

Amherst Residential provides a full suite of products and services to both individual and institutional owners of residential real estate, creating a differentiated consumer experience and more efficient model for owning and managing real estate. Since its inception in 2012, Amherst Residential and its affiliated funds have acquired and operated more than 30,000 homes. Underpinned by proprietary technology, robust analytics and a deep understanding of U.S. real estate markets, the platform combines national scale with local market expertise and on-the-ground execution to serve institutional investors, retail investors and consumers. With more than 850 employees in 29 markets across 20 states, Amherst Residential has raised more than $5.5 billion1 of debt and equity capital to support its single-family rental portfolio since the platform’s creation. Amherst Residential is the residential real estate division of Amherst Holdings, LLC. For more information, please visit: www.Amherst.com

[1]	As of Q1 2020.

About Front Yard

Front Yard is an industry leader in providing quality, affordable rental homes to America’s families. Our homes offer exceptional value in a variety of suburban communities that have easy accessibility to metropolitan areas. Front Yard’s tenants enjoy the space and comfort that is unique to single-family housing, at reasonable prices. Our mission is to provide our tenants with houses they are proud to call home. Additional information is available at www.frontyardresidential.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, anticipations and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies as well as industry and market conditions. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “target,” “seek,” “believe” and other expressions or words of similar meaning. We caution that forward-looking statements are qualified by the existence of certain risks and uncertainties that could cause actual results and events to differ materially from what is contemplated by the forward-looking statements. These risks and uncertainties include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally; the risk that the proposed merger will not be consummated in a timely manner; exceeding the expected costs of the merger; our ability to successfully implement our strategic initiatives and achieve their anticipated impact; our ability to manage changes in our management team and changes resulting from our workforce reduction and office closures; our ability to implement our business strategy; our ability to make distributions to stockholders; our ability to integrate newly acquired rental assets into the portfolio; the ability to successfully perform property management services at the level and/or the cost that we anticipate; the failure to identify unforeseen expenses or material liabilities associated with acquisitions through the due diligence process prior to such acquisitions; difficulties in identifying single-family properties to acquire; the impact of changes to the supply of, value of and the returns on single-family rental properties; our ability to acquire single-family rental properties generating attractive returns; our ability to sell non-core assets on favorable terms or at all; our ability to predict costs; our ability to effectively compete with competitors; changes in interest rates; changes in the market value of single-family properties; our ability to obtain and access financing arrangements on favorable terms or at all; our ability to deploy the net proceeds from financings or asset sales to acquire assets in a timely manner or at all; our ability to maintain adequate liquidity and meet the requirements under its financing arrangements; our ability to retain the exclusive engagement of Altisource Asset Management Corporation; the failure of our third party vendors to effectively perform their obligations under their respective agreements with us; our failure to qualify or maintain qualification as a REIT; our failure to maintain our exemption from registration under the Investment Company Act of

1940, as amended; the results of our strategic alternatives review and risks related thereto; the impact of adverse real estate, mortgage or housing markets; the impact of adverse legislative, regulatory or tax changes and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission (“SEC”). In addition, financial risks such as liquidity, interest rate and credit risks could influence future results. The foregoing list of factors should not be construed as exhaustive.

Forward-looking statements speak only as of the date hereof and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, refer to our public filings with the SEC, available on the Investors section of our website at www.frontyardresidential.com and on the SEC’s website at www.sec.gov.

Additional Information and Where to Find It

This release may be deemed solicitation material in respect of the proposed acquisition of the Company by Amherst Residential. In connection with the proposed merger, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, the proxy statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 are or will be available free of charge through our website at www.frontyardresidential.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in the definitive proxy statement on Schedule 14A in connection with Front Yard’s 2019 Annual Meeting of Shareholders, filed with the SEC on April 24, 2019.

Amherst Media Contacts

Dan Scorpio / Melissa Gansler

Abernathy MacGregor

dps@abmac.com / mlg@abmac.com

(646) 899-8118 / (212) 371-5999

Front Yard Contacts

Investor Relations

Phone: 1-704-558-3068

E-mail: InvestorRelations@AltisourceAMC.com

5